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                                  EXHIBIT 3.1.a
                                  TO THE 10K/A

                   STATE OF DELAWARE CERTIFICATE OF AMENDMENT
                         OF CERTIFICATE OF INCORPORATION


Canyon Resources Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of Canyon Resources Corporation resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable, and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the said amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended, said Article shall be and read in its entirety as follows:

         "FOURTH: (a) The aggregate number of shares that the Corporation shall have authority to issue is 50,000,000 shares of Common Stock, $.01 par value per share.

                  (b) Each four (4) shares of the Company's Common Stock issued as of the date and time immediately preceding March 24, 2000, the effective date of a reverse stock split (the "Split Effective Date"), shall be automatically changed and reclassified, as of the Split Effective Date and without further action, into one (1) fully paid and nonassessable share of the Company's Common Stock; provided, however, that any fractional interest resulting from such change and classification shall be rounded upward to the nearest whole share."

SECOND: that, thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Canyon Resources Corporation has caused this certificate to be signed by Gary Huber, an Authorized Officer, this 23rd day of March 2000.


                          By: /s/ Gary C. Huber
                              --------------------------------
                                       Authorized Officer
                          Name: Gary C. Huber     Title: Corporate Secretary
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